Free Writing Prospectus (To the Prospectus dated February 10, 2009 and the Prospectus Supplement dated March 1, 2010)	Filed Pursuant to Rule 433 Registration No. 333-145845 April 26, 2010

$[—] Buffered SuperTrackSM Notes due October 31, 2011 Linked to the Performance of an Equity Basket Component with the Lower Return Global Medium-Term Notes, Series A, No. E-5113

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC (Rated AA-/Aa3‡)

Basket Initial Valuation Date:	April 26, 2010

Issue Date:	April 29, 2010

Basket Final Valuation Date:	October 26, 2011*

Maturity Date:	October 31, 2011* (resulting in a term to maturity of approximately 18 months)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	A basket comprised of the following equity index (the “Index”) and exchange-traded fund (the “ETF”) (each, a “basket component” and, together, the “basket components”)

Basket Component	Bloomberg Ticker	Initial Value
S&P 500® Index	SPX<Index>	[—]
iShares® MSCI EAFE Index Fund	EFA UP<Equity>	[—]

Upside Leverage Factor:	1.50

Maximum Return:	19.50%

Buffer Percentage:	20.00%

Payment at Maturity:

(i) If, on the Basket Final Valuation Date, the Lower Basket Component Return is greater than 0%, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the Lower Basket Component Return multiplied by the Upside Leverage Factor, subject to a maximum return on the Notes.

For example, if the Lower Basket Component Return is 13.00% or more, you will receive the maximum return on the Note of 19.50%, which entitles you to the maximum total payment of $1,195.00 for every $1,000 principal amount Note that you hold. Accordingly, if the Lower Basket Component Return is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 × (Lower Basket Component Return × Upside Leverage Factor)]

(ii) If the Lower Basket Component Return is less than or equal to 0% and equal to or greater than -20%, you will receive the principal amount of your Notes; and

(iii) If the Lower Basket Component Return is less than -20%, you will receive a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the sum of (i) the Lower Basket Component Return and (ii) the buffer percentage:

$1,000 + [$1,000 × (Lower Basket Component Return + 20%)]

If the Reference Asset declines by more than 20%, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset declines beyond -20%. You may lose up to 80% of your initial investment.

Lower Basket Component Return:	The lower of the basket component returns for both basket components

Basket Component Return:	In respect of a basket component, the performance of such basket component from its initial value to its final value, calculated as follows: Final Value – Initial Value Initial Value

Initial Value:	In respect of a basket component, the closing level or closing price of such basket component on the Basket Initial Valuation Date as set forth in the table above.

Final Value:	In respect of a basket component, the closing level or closing price of such basket component on the Basket Final Valuation Date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740LPW9 and US06740LPW99

‡	The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Notes, with variable principal payments linked to commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. The ratings mentioned in this paragraph are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.
*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Basket—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof”, “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-6 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $[1,000] principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated March 1, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

•	Index supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043717/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PROGRAM CREDIT RATING

The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Notes, with variable principal payments linked to commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations is very strong. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. An Aa3 rating by Moody’s indicates that the rated securities are currently judged by Moody’s to be obligations of high quality and are subject to very low credit risk. The ratings mentioned in this paragraph are a statement of opinion and not a statement of fact and are subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency and are not a recommendation to buy, sell or hold securities.

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What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket Components?

The following table illustrates the hypothetical total return at maturity on the Notes. Assuming the initial values as set forth in the examples below and a maximum return of 19.50% (with an upside leverage factor of 1.50 and a buffer percentage of 20.00%), the “total return” as used in this free writing prospectus is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Value of the Index	Final Value of the ETF	Basket Component Return of the Index	Basket Component Return of the ETF	Lower Basket Component Return	Payment at Maturity	Total Return on Notes
2417.34	$112.08	100%	100%	100%	$1,195.00	19.50%
2296.47	$106.48	90%	90%	90%	$1,195.00	19.50%
2175.61	$100.87	80%	80%	80%	$1,195.00	19.50%
2054.74	$95.27	70%	70%	70%	$1,195.00	19.50%
1933.87	$89.66	60%	60%	60%	$1,195.00	19.50%
1813.01	$84.06	50%	50%	50%	$1,195.00	19.50%
1692.14	$78.46	40%	40%	40%	$1,195.00	19.50%
1571.27	$72.85	30%	30%	30%	$1,195.00	19.50%
1450.40	$67.25	20%	20%	20%	$1,195.00	19.50%
1329.54	$61.64	10%	10%	10%	$1,150.00	15.00%
1208.67	$56.04	0%	0%	0%	$1,000.00	0.00%
1148.24	$53.24	-5%	-5%	-5%	$1,000.00	0.00%
1087.80	$50.44	-10%	-10%	-10%	$1,000.00	0.00%
966.94	$44.83	-20%	-20%	-20%	$1,000.00	0.00%
846.07	$39.23	-30%	-30%	-30%	$900.00	-10.00%
725.20	$33.62	-40%	-40%	-40%	$800.00	-20.00%
604.34	$28.02	-50%	-50%	-50%	$700.00	-30.00%
483.47	$22.42	-60%	-60%	-60%	$600.00	-40.00%
362.60	$16.81	-70%	-70%	-70%	$500.00	-50.00%
241.73	$11.21	-80%	-80%	-80%	$400.00	-60.00%
120.87	$5.60	-90%	-90%	-90%	$300.00	-70.00%
0.00	$0.00	-100%	-100%	-100%	$200.00	-80.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, assuming an initial investment of $1,000.

Example 1: The level of the Index increases from an initial value of $1208.67 to a final value of $1510.84 thereby resulting in a basket component return of 25%. The price of the ETF increases from an initial value of $56.04 to a final value of $67.25 thereby resulting in a basket component return of 20%.

The Lower Basket Component Return is 20%. Because the Lower Basket Component Return is greater than 0%, and the Lower Basket Component Return of 20.00% multiplied by 1.5 exceeds the maximum return of 19.50%, the investor receives a payment at maturity of $1,195 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × 19.50%] = $1,195.00

The total return on the investment of the Notes is 19.50%, which is the maximum total return on the Notes.

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Example 2: The level of the Index increases from an initial value of $1208.67 to a final value of $1450.40 thereby resulting in a basket component return of 20%. The price of the ETF increases from an initial value of $56.04 to a final value of $61.64 thereby resulting in a basket component return of 10%.

The Lower Basket Component Return is 10.00%. Because the Lower Basket Component Return is greater than 0%, and the Lower Basket Component Return of 10.00% multiplied by 1.5 does not exceed the maximum return of 19.50%, the investor receives a payment at maturity of $1,150.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (10.00% × 1.5)] = $1,150.00

The total return on the investment of the Notes is 15.00%.

Example 3: The level of the Index increases from an initial value of $1208.67 to a final value of $1269.10 thereby resulting in a basket component return of 5%. The price of the ETF decreases from an initial value of $56.04 to a final value of $44.83 thereby resulting in a basket component return of -20%.

The Lower Basket Component Return is -20.00%. Because the Lower Basket Component Return is less than or equal to 0%, but the Lower Basket Component Return of -20.00% is equal to or greater than -20%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 4: The level of the Index decreases from an initial value of $1208.67 to a final value of $966.94 thereby resulting in a basket component return of -20%. The price of the ETF decreases from an initial value of $56.04 to a final value of $50.44 thereby resulting in a basket component return of -10%.

The Lower Basket Component Return is -20.00%. Because the Lower Basket Component Return is less than or equal to 0%, but the Lower Basket Component Return of -20.00% is equal to or greater than -20%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 5: The level of the Index decreases from an initial value of $1208.67 to a final value of $846.07 thereby resulting in a basket component return of -30%. The price of the ETF decreases from an initial value of $56.04 to a final value of $44.83 thereby resulting in a basket component return of -20%.

The Lower Basket Component Return is -30.00%. Because the Lower Basket Component Return is less than the buffer percentage of 20.00%, the investor will receive a payment at maturity of $900 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (-30% + 20%)] = $900.00

The total return on the investment of the Notes is -10.00%.

SELECTED PURCHASE CONSIDERATIONS

•

Market Disruption Events and Adjustments—The Basket Final Valuation Date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof ”, “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to the reference asset; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”, “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Funds or Exchange-Traded Funds” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Appreciation Potential—The Notes provide the opportunity to enhance equity returns up to the maximum return on the Notes, or a maximum additional payment equal to the principal amount of the Notes multiplied by the maximum return. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a negative Lower Basket Component Return not less than -20%. If the Lower Basket Component Return is less than -20%, you will lose 1% of the principal amount of your Notes for every 1% that the Lower Basket Component Return falls below -20%. You may lose up to 80% of your initial investment.

•

Diversification Among the Basket Components—The return on the Notes is linked to the lower performance of components of an equity basket comprised of the following (as indicated on the cover page of this free writing prospectus): the S&P 500® Index and the iShares® MSCI EAFE Index Fund. The S&P 500® Index consists of 500 component stocks

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selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Non Proprietary Indices—Equity Indices—S&P 500® Index” in the index supplement. The iShares® MSCI EAFE Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index (the “EFAUnderlying Index”), is designed to measure equity market performance in Europe, Australasia and the Far East. For additional information on the iShares® MSCI EAFE Index Fund, see the information set forth under “Description of the iShares® MSCI EAFE Index Fund” in this free writing prospectus.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the basket component with the lower return. Subject to the discussion of Section 1260 below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Although not entirely clear, if your return is based on the ETF (i.e. the basket component return with respect to the ETF is lower than the basket component return with respect to the Index), it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the ETF that is subject to the rules of Section 1260 of the Internal Revenue Code. If your Notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Notes that is attributable to the appreciation of the shares of the ETF over the term of your Notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual shares of the ETF on the date that you purchased your Notes and sold the ETF shares on the date of the sale or maturity of the Notes (the “Excess Gain Amount”). Because, if your return is based on the ETF, the maturity payment under the Notes will only reflect the appreciation or depreciation in the value of the shares of the ETF and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the ETF, we believe that it is more likely than not that the Excess Gain Amount will be equal to zero, and that the application of the constructive ownership rules will accordingly not have any adverse effects to you. Because the application of the constructive ownership rules is unclear, however, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” includes any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons (such as your Notes), (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

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SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the ETF. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”; and

•	Except for risk factor number[s] 47 [and 49], “Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the basket component with the lower return and will depend on whether, and the extent to which, the Lower Basket Component Return is positive or negative. Your investment will be fully exposed to any decline in the final value of the lower performing basket component beyond the 20% buffer percentage as compared to the initial value of such basket component. You will lose up to 80% of your initial investment if the final value of such lower performing basket component declines by more than 20% relative to its initial value.

•

Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the final value is greater than the initial value, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed the maximum return of 19.50% multiplied by the principal amount.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Exposure to Fluctuations in Foreign Exchange Rates—The value of the Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the component stocks of the underlying index of the ETF (the “EFA Underlying Index”) are denominated. Therefore, if the applicable currencies depreciate relative to the U.S. dollar over the term of the Notes, you may lose money even if the local currency value of the component stocks of the EFA Underlying Index goes up.

•

Non-U.S. Securities Markets Risks—The stocks included in the EFA Underlying Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the EFA Underlying Index, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of stocks included in the EFA Underlying Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the EFA Underlying Index may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•

Positive Return of a Basket Component May Still Result in a Loss of Principal—The Notes are linked to the performance of an equity basket component with the lower return. Accordingly, even if the return on one of the basket components is positive, you may lose some of your initial investment if the return on the other basket component is less than 0%.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the Index or holders of the ETF would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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•

Exposure to Fluctuations in Foreign Exchange Rates—The value of the Notes and the payment at maturity will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks composing the EFA Underlying Index are denominated. Therefore, if the applicable currencies depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment and you may lose money even if the local currency value of the component stocks of the EFA Underlying Index goes up.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of the ETF does not fully replicate the performance of the MSCI EAFE Index (the “EFA Underlying Index”), and the ETF may hold securities not included in the EFA Underlying Index. The value of the ETF to which your Notes is linked is subject to:

•

Management risk. This is the risk that BlackRock Fund Advisors (“BFA”) (prior to December 1, 2009, Blackrock Fund Advisors was known as Barclays Global Fund Advisors) investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

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Derivatives risk. The ETF may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

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The ETF May Underperform the EFA Underlying Index—The performance of the iShares® MSCI EAFE Index Fund may not replicate the performance of, and may underperform, the EFA Underlying Index. Unlike the EFA Underlying Index, the iShares® MSCI EAFE Index Fund will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the iShares® MSCI EAFE Index Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the EFA Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the iShares® MSCI EAFE Index Fund, differences in trading hours between the iShares® MSCI EAFE Index Fund and the EFA Underlying Index or due to other circumstances. Because the return on your Notes, both with respect to the coupon payment and with respect to the payment due at maturity is linked to the performance of the iShares® MSCI EAFE Index Fund and not the EFA Underlying Index, the return on your securities may be less than that of an alternative investment linked directly to the EFA Underlying Index.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the ETF on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility [and correlation] of the basket components, the EFA Underlying Index and securities comprising the Index or the EFA Underlying Index;

•	the time to maturity of the Notes;

•	the dividend rate on the stocks underlying the basket components;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks comprising the basket components or the underlying the ETF are denominated;

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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INFORMATION RELATING TO THE INDEX

The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Non Proprietary Indices—Equity Indices—S&P 500® Index” in the index supplement.

INFORMATION RELATING TO THE ETF

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing the ETF can be located by reference to the ETF SEC file number specified below.

The summary information below regarding the company issuing the ETF comes from the issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the ETF with the SEC. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Description of the ETF

We have derived all information contained in this free writing prospectus regarding iShares® MSCI EAFE Index Fund (the “ETF”), including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “Prospectus”) for the ETF dated December 1, 2009 issued by iShares Trust (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust, and Blackrock Fund Advisors (“BFA”) (prior to December 1, 2009, Blackrock Fund Advisors was known as Barclays Global Fund Advisors). The Fund is an investment portfolio maintained and managed by the Trust. BFA is the investment advisor to the Fund. The Fund is an exchange-traded fund that trades on NYSE Arca, Inc. (“NYSE Arca”) under the ticker symbol “EFA”.

According to publicly available information, iShares® MSCI EAFE Index Fund (the “ETF”) is an exchange-traded fund. Shares of the ETF are listed and trade at market prices on NYSE Arca, Inc. The ETF seeks investment results that correspond generally to the price and yield performance of the MSCI EAFE Index (the “EFA Underlying Index”).

The ETF generally invests at least 90% of assets in the securities of its underlying index and in depositary receipts representing securities in its underlying index. The EFA Underlying Index is designed by MSCI as an equity benchmark for its international stock performance. The EFA Underlying Index includes stocks from Europe, Australasia and the Far East and as of September 30, 2009, consisted of the following 21 developed market country indexes: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Information provided to or filed with the Commission by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file number 811-09102. In addition, information about the Trust and the ETF may be obtained from the iShares® website at www.ishares.com.

Historical Information

The following graph sets forth the historical performance of the basket components based on the daily closing levels or closing prices from August 22, 2002 through April 22, 2010. On April 22, 2010, the Index closing level was 1208.67 and the ETF closing price was $56.07.

We obtained the historical closing level and closing price information below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels or prices of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level or the ETF closing price on the Basket Final Valuation Date. We cannot give you assurance that the performance of the basket components will result in the return of any of your initial investment.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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